EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Barnwell Industries, Inc.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, reserved for issuance pursuant to the Barnwell Industries, Inc. 2018 Equity Incentive Plan, as amended and restated	Other (2)	800,000	$2.57	$2,056,000	0.00011020	$226.57
Total Offering Amounts					$2,056,000		$226.57
Total Fee Offsets							N/A
Net Fee Due							$226.57

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Common Stock of Barnwell Industries, Inc. (the “Registrant”) as may become available for issuance pursuant to the Barnwell Industries, Inc. 2018 Equity Incentive Plan, as amended and restated (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
The price per share, which is estimated using the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange American on February 6, 2023, which date is within five business days prior to filing this Registration Statement, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) under the Securities Act.